Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 19, 2015, with respect to the financial statements and supplemental schedule included in the Annual Report of Littelfuse, Inc. 401(k) Retirement and Savings Plan on Form 11-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of Littelfuse, Inc. 401(k) Retirement and Savings Plan on Form S-8 (File No. 333-166953).

/s/ Grant Thornton LLP

Chicago, IL

June 19, 2015